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                                                                       EXHIBIT 5


                        [LETTERHEAD OF WHITE & CASE LLP]


April 23, 2001

The First American Corporation
1 First American Way
Santa Ana, CA 92707

Ladies and Gentlemen:

     We have acted as counsel to The First American Corporation, a California corporation (the "Company"), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-4 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission, of the number of Common shares, $1.00 par value, of the Company to be issued in accordance with the exchange ratio set forth in the Registration Statement, and an equal number of Rights to purchase $1.00 par value Series A Junior Participating Preferred Shares (collectively, the "Shares").

     For the purposes of rendering this opinion, we have examined originals or photostatic copies of certified copies of such corporate records, agreements and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the heading "Legal Matters" in the joint proxy statement-prospectus which is a part of the Registration Statement.

                              Very truly yours,


                              /s/ White & Case LLP